Exhibit 23.1 CONSENT OF INDEPENDENT AUDITORS

Board of Directors,
REGI U.S., Inc.

We consent to the use in the Registration Statement of REGI U.S., Inc. (a development stage company) on form SB-2 (the "Registration Statement") of our report dated July 25, 2006 on the consolidated balance sheet of REGI U.S., Inc. (a development stage company) as at April 30, 2006, and the related statements of operations, stockholders' equity and cash flows for the period from incorporation on July 27, 1992 to April 30, 2006.

In addition, we consent to the reference to us under the heading "experts" in the Registration Statement.

/s/ Smythe Ratcliffe LLP

Chartered Accountants

Vancouver, Canada
January 23, 2007